Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

November 6, 2026

Zenas BioPharma, Inc.

852 Winter Street, Suite 250

Waltham, MA 02451

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Zenas BioPharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (the “Registration Statement”) filed on October 8, 2025 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of an indeterminate amount of any combination of securities of the types specified therein. The Registration Statement became automatically effective upon filing on October 8, 2025. Reference is made to our opinion letter dated October 8, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on November 6, 2026 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the issuance and sale by the Company of up to an aggregate of $200,000,000 of shares (the “Shares”) of the common stock of the Company, $0.0001 par value (the “Common Stock”) pursuant to the Registration Statement. The Shares will be sold pursuant to an Open Market Sale AgreementSM, dated October 8, 2025, by and between the Company and Jefferies LLC (the “Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP